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                                                                    Exhibit 99.1


      FDA ACCEPTS FluMist(TM)BIOLOGICS LICENSE APPLICATION (BLA) FOR REVIEW

         --Triggers $15.5 million payment from American Home Products--

Mountain View, CA, December 29, 2000 - Aviron (Nasdaq: AVIR) today announced that the U.S. Food and Drug Administration (FDA) accepted for review a Biologics License Application (BLA) for FluMist(TM), an investigational intranasal influenza vaccine.

On October 31, 2000, Aviron submitted a BLA to the FDA seeking U.S. licensure of FluMist(TM) to prevent influenza in healthy children and healthy adults. Today's decision by the FDA to accept the submission for review was the next step in the regulatory process. If approved, FluMist(TM) would be the first flu vaccine delivered as a nasal mist to be commercially available in the U.S.

The BLA acceptance triggers a $15.5 million payment to Aviron from American Home Products Corporation (NYSE:AHP) as part of an ongoing global collaboration agreement for the development and marketing of FluMist(TM). The payment will appear as revenue in Aviron's fourth quarter 2000 financial statements.

Annual influenza epidemics in the United States typically affect 10 to 20 percent of the general population and cause approximately 20,000 deaths. FluMist(TM), which is delivered as a nasal mist, could be an important new way to protect people from the flu. FluMist(TM) may be particularly significant for children, who suffer high influenza attack rates and are thought to be important in the spread of influenza.

Aviron is a biopharmaceutical company based in Mountain View, California, focused on the prevention of disease through innovative vaccine technology.

Actual results may differ materially from the forward-looking statements contained in this release. Factors that could cause actual results to differ include, but are not limited to, the assessment by regulatory agencies that the company's license applications for its nasal influenza vaccine are incomplete or inadequate to approve the product for marketing to one or more target populations. Additional information concerning factors that could cause such a difference is contained in Aviron's SEC filings, including its S-3 Registration Statement and Annual Report on Form 10-K for the year ended December 31, 1999.

To receive an index and copies of recent press releases, call Aviron's News-On-Call toll-free fax service, 800-758-5804, extension 114000. Additional information about the company can be located at http://www.aviron.com.

For information, please contact:

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
Media:            John Bluth, Aviron                          650-919-3716
                  Asha Jennings, Aviron                       650-919-1429
                  Camela Stuby, Fleishman-Hillard             212-453-2000

Investors:        John Bluth, Aviron                          650-919-3716
                  Fred Kurland, Aviron                        650-919-6666
                  Asha Jennings, Aviron                       650-919-1429

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